Exhibit 99.2

For Immediate Release
Contact:
Frank Connolly
Chief Financial Officer
203-299-7157
fconnolly@modemmedia.com

Modem Media Reports Strong Third Quarter Profitability

NORWALK, CT—October 31, 2002—Modem Media, Inc. (NASDAQ: MMPT), one of the world’s leading interactive marketing firms, today announced its operating results for the third quarter of 2002. Highlights include:

•	EBITDA from continuing operations of $4.0 million

•	Income from continuing operations of $2.1 million

•	Earnings per share from continuing operations of $0.08

•	Cash and short-term investments of $44.0 million, up $3.0 million vs. December 31, 2001

•	Retention of all core client relationships and addition of a new major global financial services client.

In the third quarter of 2002, the operations of the company’s offices in Toronto, Munich and Hong Kong ceased. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144 Accounting for the Impairment or Disposal of Long-lived Assets, as adopted by the company on January 1, 2002, the results of these operations have been reclassified and are separately presented for all reporting periods as discontinued operations.

“With the closure of several under-scale operations, we are now focused in four market-leading offices,” said Marc Particelli, President and CEO of Modem Media. “Our results in the third quarter from ongoing operations illustrates the strength of our business. We continue to serve all our core clients and to add selective new clients. Revenue will remain a challenge in the fourth quarter in line with our prior guidance but with the recovery of marketing spending among our clients, we remain confident of our return to growth.”

Third Quarter Results from Continuing Operations

Revenue from continuing operations for the third quarter of 2002 totaled $17.8 million compared with $18.5 million for the second quarter of 2002 and $21.5 million for the third quarter of 2001 which included pass-through revenue of $1.3 million, $0.6 million and $0.6 million, respectively.

EBITDA, defined as operating income plus depreciation and amortization, from continuing operations was $4.0 million for the third quarter of 2002 compared with $(4.6) million for the second quarter of 2002 and $(0.4) million for the third quarter of 2001, which included restructuring and other one-time items resulting in charges of $0.0 million, $(7.4) million and $(2.6) million, respectively. EBITDA for the current quarter also included $0.5 million of a non-recurring benefit from the favorable settlement in the third quarter of previously accrued liabilities. Consistent with prior earnings releases, one-time items are defined as non-recurring recognized gains from asset sales, restructuring charges including severance costs, asset write-offs and impairments.

Income/(loss) from continuing operations was $2.1 million, or $0.08 per share, for the third quarter of 2002 compared with $(4.0) million, or $(0.15) per share, for the second quarter of 2002 and $(1.6) million, or $(0.07) per share, for the third quarter of 2001, which included restructuring and other one-time items resulting in after-tax charges of $0.0 million, $(5.1) million and $(1.3) million, respectively. Income/(loss) from continuing operations for the current quarter also included $0.4 million of an after-tax non-recurring benefit from the favorable settlement in the third quarter of previously accrued liabilities. Effective January 1, 2002, the company no longer records amortization for goodwill, in accordance with SFAS No. 142 Goodwill and Other Intangible Assets. The amount of goodwill amortization recorded in the third quarter of 2001 was $1.1 million.

Net income/(loss) including discontinued operations was $1.7 million, or $0.07 per share, for the third quarter of 2002 compared with $(2.2) million, or $(0.09) per share, for the second quarter of 2002 and $(1.9) million, or $(0.08) per share, for the third quarter of 2001.

Cash and short-term investments were $44.0 million at September 30, 2002, a decline of $4.7 million compared with June 30, 2002 principally due to expenditures related to the restructuring actions announced on June 27, 2002, and the unfavorable timing of pre-billed media collections. Cash and short-term investments were $41.0 million at September 30, 2001 and $41.0 million, at December 31, 2001.

Guidance

Modem Media expects revenue from continuing operations of $14 to $16 million including pass-through revenue of $1.4 million in the fourth quarter of 2002 with EBITDA of approximately $1 to $3 million for the quarter and earnings ranging from $0.01 to $0.03 per share. The company expects full-year revenue from continuing operations from $69 to $71 million for 2002, EBITDA of $3 to $5 million and earnings per share of $0.03 to $0.06. Full year guidance includes one-time items, as previously defined, totaling a net charge of $(8) million in EBITDA and $(0.15) in earnings per share. There are no one-time items included in the fourth quarter guidance above. Cash and short-term investments at the end of this year are expected to be slightly higher than the balances at the end of the third quarter.

Previous full-year 2002 guidance provided in the company’s July 31, 2002 earnings announcement, when adjusted to include one-time items and for the effects of discontinued operations, included revenue from continuing operations in the range of $67 to $72 million, EBITDA from continuing operations of $2 to $3 million including one-time items, net, of $(8) million, and earnings per share of $(0.03) to $0.00 including one-time after-tax items, net, of $(0.15).

The company separately announced today a $5 million stock repurchase program to be executed over the next eighteen months.

“We delivered solid profitability this quarter in our continuing operations and expect to continue to do so throughout the rest of this year,” said Frank Connolly, Modem Media Chief Financial Officer. “Our stock repurchase program reflects our solid balance sheet and underscores our confidence in our future growth potential and ability to sustain our positive cash flow.”

In conjunction with the earnings release, Marc Particelli, President and CEO, and Frank Connolly, CFO, will host a conference call at 5:00 p.m. (EST) today, October 31, 2002 which will be simulcast on Modem Media’s Web site, www.modemmedia.com. By accessing Modem Media’s Web site, users can listen to the live call, or replay it following the completion of the call.

About Modem Media

Founded in 1987, Modem Media (http://www.modemmedia.com) is an interactive marketing strategy and services firm recognized for the innovation and effectiveness of its work in digital channels. Modem Media helps world class companies realize greater value from their customers by increasing sales and reducing costs across their communications, selling and service activities. The Company builds value for global businesses including Delta Air Lines, General Electric, General Motors, IBM, Eastman Kodak, Kraft, Michelin, Philips Electronics and Sprint. Modem Media’s success is rooted in the integration of customer-driven marketing strategies, award-winning creative solutions, and advanced marketing technologies. Modem Media is headquartered in Norwalk, Connecticut and has additional offices in San Francisco, London and São Paulo.

# # #

This press release contains statements that are “forward-looking” within the meaning of applicable federal securities laws, including the Company’s expected revenue, expected EBITDA, expected EBITDA margin, expected earnings per share, expected earnings results, profitability, cash flow, improvement in cash balance, future results in our U.S. and International business, future growth and future client demand, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ include timing and scope of new projects and client initiatives, demand for the Company’s services, spending levels of the Company’s clients and prospects, the loss of a major client, pricing pressure for the Company’s services, the impact of the continued economic downturn, the amount of severance paid to employees as a result of the Company’s restructuring program, the cost of closing the Hong Kong, Toronto and Munich offices, the timing and ability of the Company to manage the level of personnel and capacity in the future, the timing and amount of capital expenditures, the timing of collections from the Company’s clients and other factors more fully discussed in our filings with the Securities and Exchange Commission, including our Form 10K and 10Qs. Amounts may not add due to rounding.

MODEM MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,	September 30,
	2002	2002	2001
Revenues	$18,534	$17,811	$21,508
Cost of revenues	9,192	9,075	12,586

Gross profit	9,342	8,736	8,922
Operating expenses:
Sales and marketing	540	379	606
General and administrative	6,060	4,392	6,192
Restructuring and other charges	7,351	—	2,556
Depreciation and amortization	1,229	1,078	1,495
Amortization of goodwill	—	—	1,066

Total operating expenses	15,180	5,849	11,915

Operating income (loss)	(5,838)	2,887	(2,993)
Gain on sale of Centrport stock	—	—	—
Interest income	189	186	393
Other income (expense), net	(128)	180	(142)

Income (loss) from continuing operations before income taxes	(5,777)	3,253	(2,742)
Provision (benefit) for income taxes	(1,771)	1,143	(1,109)

Income (loss) from continuing operations	(4,006)	2,110	(1,633)
Discontinued operations:
Operating loss	(3,734)	(224)	(308)
Provision (benefit) for income taxes	(5,515)	140	—

(Loss) income from discontinued operations before cumulative effect of accounting change	1,781	(364)	(308)

Net income (loss)	$(2,225)	$1,746	$(1,941)

Basic and diluted per share data:
Income (loss) from continuing operations	$(0.15)	$0.08	$(0.07)
(Loss) income from discontinued operations before cumulative effect of accounting change	$0.07	$(0.01)	$(0.01)

Net income (loss)	$(0.09)	$0.07	$(0.08)

Weighted average number of common shares outstanding:
Basic	25,944	25,964	25,790

Diluted	26,370	26,355	25,790

MODEM MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	September 30, 2002	December 31, 2001
Cash and short-term investments	$44,011	$40,995
Other current assets	19,005	24,647
Other non-current assets	72,717	77,313

Total assets	$135,733	$142,955

Total liabilities	$37,398	$44,040
Total stockholders’ equity	98,335	98,915

Total liabilities and stockholders’ equity	$135,733	$142,955